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                                                                   EXHIBIT 10.12

                         EBT SUPPORT SERVICES AGREEMENT

     This EBT Support Services Agreement, dated April 17, 2000, but effective as of April 1, 1996 ("Effective Date") is entered into by and between DELUXE GOVERNMENT SERVICES, a division of eFunds Corporation, ("Contractor"), a Delaware corporation, having its principal place of business at 400 West Deluxe Parkway, Milwaukee, Wisconsin 53212-0536 and CITICORP SERVICES INC. ("CSI"), a New York corporation, having its principal place of business at 8430 West Bryn Mawr Avenue, Chicago, Illinois 60631.

     WHEREAS, in accordance with the U.S. Department of Treasury Invitation for Expressions of Interest to Acquire Electronic Benefits Transfer Services for the Southern Alliance of States, Citibank, F.S.B. ("Citibank") was awarded the right to enter into contracts (each, a "Contract") for the delivery of comprehensive electronic benefits transfer ("EBT") services (the "Project") to those states participating in the Southern Alliance of States ("SAS") and the Financial Management Service of the United States Department of Treasury ("FMS"); and

     WHEREAS, Citibank has contracted with CSI to act as its prime contractor for the provision of EBT services to the SAS; and

     WHEREAS, Contractor has been and is providing certain services in connection with the Project in the States of Alabama (AL), Arkansas (AR), Kentucky (KY), Missouri (MO), and Tennessee (TN), and in Florida (FL), Georgia
(GA) and North Carolina (NC) (each, a "State") in anticipation of the execution of an EBT Support Services Agreement between the parties; and

     WHEREAS, Contractor is willing to continue to provide, and CSI desires that Contractor provide, the services on the terms and conditions set forth below.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

     1. Services to be Performed. Contractor will, unless otherwise stated, provide the services described in Attachment A ("Services"), attached hereto and made a part hereof, in support of the Project in each of the States. In performing such services, Contractor will:

          (a) Provide all services on a basis consistent with the Contract, including without limitation, the IEI, amendments to the IEI, applicable federal and state requirements and those of the question and answer documents, the Citibank proposal, Citibank's BAFO pricing (for reference purposes only; Contractor's pricing is as set forth in this Agreement), Citibank's clarification document dated 1/23/96 and the oral presentations to the extent any or all are expressly incorporated into the Contract ;

          (b) Provide delivery of direct Federal benefits as described in Attachment A;

          (c) Monitor all systems under its control to maintain the level of system performance and availability required by the Contract;

          (d) Maintain a suitable operating environment for all computer and other equipment in Contractor's possession used in performing the Services; and

          (e) Meet all other requirements associated with the Services as defined by this Agreement.


     Attachment A represents a general statement of work only and includes references to the Contract for general descriptive purposes only. In the event of any conflict between Attachment A and Contractor's required scope of work, the parties shall promptly negotiate and resolve same in accordance with Section 22, Interpretations and Disputes.


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     2. Contractor Responsibilities. Contractor agrees to undertake the following responsibilities in connection with its performance of the Services:

          (a) Contractor's employees shall provide the Services on behalf of Contractor on a scheduled basis, which schedule shall be in accordance with the project plans and other agreements with the States.

          (b) Contractor will assist CSI in problem investigation, as reasonably necessary for the performance of the Contract, including the preparation of written reports as may be required by the State and Federal agencies, when such investigations and reports concern matters that are reasonably within the scope of Contractor's services hereunder. For purposes hereof, investigation shall consist of such examinations and inquiries as are reasonably necessary to determine the substance of any problem brought to Contractor's attention and the appropriate resolution thereof.

          (c) To facilitate and track all deliverables and major communications, Contractor will utilize a transmittal system that will number and log such deliverables and major communications.

          (d) Contractor will notify the CSI SAS Project Director of all matters affecting the scope of Contractor's performance of services hereunder, including, without limitation, any requests for change orders by the State or any alternatives to the required scope of work that Contractor desires to offer to the State. Contractor will submit all deliverables and major communications to CSI for review and approval prior to delivery to the State. Contractor and CSI shall comply with the procedures set forth in
     Section 21 with respect to any change order request from a State or other change in scope of performance of this Agreement. Contractor will keep CSI and, where agreed, other subcontractors of CSI informed with regular reports of Project status. In addition, copies of all correspondence between Contractor and the States will be provided to CSI.

          (e) Any information provided by the States to Contractor from the Food and Nutrition Service ("FNS") or Administration for Children and Families ("ACF") shall be communicated promptly to the CSI State Project Director. Contractor shall cooperate with the CSI State Project Director to resolve issues raised by FNS or ACF.

          (f) Contractor will coordinate its delivery of Services with the delivery of Service by other subcontractors under the Contract. In the event of any conflict between Contractor and such other subcontractors, Contractor shall promptly notify CSI of such conflict and will cooperate with CSI to resolve such conflict and ensure the timely performance of the Contract at no additional cost to Contractor, other than as may be agreed by the parties.

          (g) Contractor will provide CSI and its other subcontractors with reasonable access to Contractor's system via Contractor's administrative application and Contractor's software for PIN selection (where required). Contractor will provide, as necessary, administrative and POS software to the other subcontractors at no cost, subject to reasonable and appropriate intellectual property protection. Such subcontractors will provide PCs, POS equipment and a telecommunications line to Contractor at such subcontractors' own expense.

          (h) Contractor will ensure that its system will support card issuance, PIN selection by mail, EBT-only POS processing, and linkage of the card and PIN as agreed among CSI, Contractor, and the other subcontractors. Contractor will only support the TRANZ 330 PIN select hardware for the State.

          (i) Contractor is responsible within the States for card support services, including:

               (i) Technical design and interfaces with the States and the card vendor;

               (ii) Selection of PIN encryption equipment and PIN selection processes;

               (iii) System and help desk related card replacement procedures.


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          (j) Any card or PIN decisions or changes to core services, other than
     ARU PIN issuance, by CSI or the State that impact the benefit recipient help desk must be approved by Contractor prior to implementation.

          (k) Contractor will be responsible for training state and local personnel in the States as set forth in Attachment A.

          (l) To facilitate the interchange of transactions originating within the Project and transactions that occur outside the Project that require authorization and/or settlement by Contractor pursuant hereto, Contractor will connect to, and route all transactions authorized or settled by Contractor pursuant hereto, to CSI's designated switch; provided that the cost of authorizing and/or switching and/or settling transactions that are either initiated within the Project with non-SAS cards or initiated outside the Project with SAS cards is not subject to this Agreement and such costs shall be addressed by amendment to this Agreement. The interface to the CSI designated switch will be ISO 8583 as published by ANSI. Notwithstanding the foregoing, in Alabama, Arkansas, Kentucky, Missouri and Tennessee, intra-Project transactions (i.e. transactions initiated within a State using cards issued by that State or another SAS State) that originate at EBT-only terminals driven by Contractor do not need to be routed to CSI's designated switch. For all transactions that are authorized by Contractor and which are not settled through CSI's designated switch, Contractor shall be responsible for settlement of such transactions through Contractor's designated financial institution, subject to any right of approval of the applicable State. Such settlement shall include, as necessary, the origination at its expense of a debit(s) to the State(s) in the amount of authorized transactions and of credits to retailers in the amount of authorized transactions for such retailer. Contractor shall ensure the reporting requirements of the States are met if transactions are intercept processed by Contractor.

          (m) With respect to the Services provided by Contractor in States that have required adherence to the Quest Rules promulgated by the National Automated Clearing House Association, as amended from time-to-time, (the "Quest Rules"), the Contractor shall undertake the responsibilities of a Cardholder Authorization System and a Third Party Service Provider to the extent the Quest Rules are applicable to its Services hereunder.

          (n) The parties acknowledge that they have entered into an Agreement for Switching Services, dated January 31, 1997 (the "Switch Agreement") whereby Contractor will provide CSI transaction switch services as CSI's designated switch. Contractor will provide the EBT switching services as defined in the Switch Agreement. Should the Switch Agreement be terminated as provided therein and CSI chooses a designated switch provider other than Contractor, Contractor agrees:

               (i) To the extent Contractor acts as a third party acquirer for EBT-only POS transactions, provide a line to the CSI designated switch and certify to the CSI designated switch.

               (ii) To route EBT-only transactions initiated in Florida and Georgia, if acquired by Contractor, to the CSI designated switch.

               (iii) To reimburse CSI for switching provided by the CSI designated switch for Alabama, Arkansas, Kentucky, Missouri and Tennessee Third Party Processor (TPP) acquired transactions (including Contractor acting as a TPP) and Network acquired EBT transactions switched to Contractor based upon the following formula: number of TPP and Network acquired and switched EBT transactions in the Five States times the appropriate switch fee from Table A below.

               (iv) Unless otherwise agreed, Contractor is not responsible to acquire non-SAS transactions initiated in any of the States.

               (v) Contractor will not be required to route EBT-only intra-Project transactions (i.e. transactions initiated within a State using cards issued by that State or another SAS State)


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          acquired by Contractor in Alabama, Arkansas, Kentucky, Missouri or
          Tennessee to the CSI designated switch.


                                    TABLE A
             ------------------------------------- -------------------
             All Monthly Transaction Volumes*      Switch Fee
             Through the CSI Designated Switch
             ------------------------------------- -------------------
             0 - 10,000,000                        $0.018
             ------------------------------------- -------------------
             10,000,001 - 50,000,000               $0.0175
             ------------------------------------- -------------------
             Any and all over 50,000,000           $0.0165
             *Transactions switched regardless of
             source
             ------------------------------------- -------------------


          (o) Contractor is responsible for complying with performance standards set forth in the Contracts applicable to Services of Contractor as set forth in Attachment A and the payment of liquidated damages attributable to Contractor as set forth in Attachment B that are collected by the State in connection therewith under the Contracts. Determination of Contractor's (and CSI's vis-a-vis Contractor) responsibility for failure to meet a performance standard shall be in accordance with the applicable Contract. Contractor will not be responsible for liquidated damages to the extent that Contractor's failure to meet Contract performance standards is a result of CSI's acts or omissions. When two or more performance standards are not met in any one month and the failure to meet one performance standard (the "preceding standard") is determined to be the preceding cause of the failure to meet any other performance standard (the "succeeding standard"), then the party responsible for failing to meet the preceding standard shall be responsible for any liquidated damages assessed for failure to meet the succeeding standard, to the extent that the failure to meet the succeeding standard is attributable to the failure to meet the preceding standard.

          (p) When Contractor serves as CSI's designated switch, CSI shall be responsible for all costs for switching Florida, Georgia and North Carolina transactions to CSI for authorization in accordance with the Switch Agreement for so long as the Switch Agreement remains in effect, and, if at any time applicable after termination of the Switch Agreement, in accordance with switching terms and conditions to be agreed upon in writing by the parties.

          (q) Contractor is responsible for all Network Qualifying Expenses, as defined and as set forth in Attachment B.

          (r) Contractor may debit each Federal recipient each month the appropriate case/month fee as set forth in Attachment B, from Schedule 1(d). For a non-federal recipient, Contractor may debit $0.85 from the recipient's account for each cash withdrawal at an ATM/POS in excess of the state-subsidized cash withdrawal transactions for that month. For a federal recipient, Contractor may debit $0.85 from the recipient's account for each cash withdrawal at an ATM/POS in excess of one that occurs within a month. For recipients receiving both Federal and non-Federal benefits, Contractor may debit $0.85 from the recipient's account for each cash withdrawal at an ATM/POS in excess of the sum of (i) the State-subsidized cash withdrawal transactions, and (ii) one cash withdrawal for that month. Upon request by CSI and subject to Section 21 (a) of this Agreement, Contractor may debit fees, as determined by CSI, from federal or non-federal recipients for balance inquiry and denied transactions performed at ATMs or POS locations.

          (s) With respect to the Women, Infants and Children Program ("WIC"), Contractor's responsibilities are set forth in subpart 10 of Attachment A.

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     3. The Contract. Contractor acknowledges receipt of each extant Contract with each State in which it will provide Services under this Agreement, and will familiarize itself with such Contract. In the event that a Contract has not been executed as of the date hereof for any State, CSI will consult with Contractor prior to execution and upon execution of a Contract with such State, such Contract will be deemed a Contract for the purposes of this Section to the extent Contractor has not advised CSI that it is unwilling to abide by a particular term or terms of such Contract. CSI shall deliver to Contractor a copy of each fully executed Contract immediately after execution by the State and CSI. Contractor further agrees that this Agreement is subordinate to the Contract and that any provisions contained herein that conflict with any term of the Contract is superseded by the Contract, unless Contractor has notified CSI in writing that it is unwilling to abide by a particular term or terms of the Contract. Subject to the foregoing, Contractor covenants that it will abide by all applicable terms of each Contract, including without limitation, any provisions concerning the audit of Contractor's books and records, access to Contractor's facilities, confidentiality of information received pursuant to performance of the Contract, employment practices, indemnification of the particular State, and termination of the Contract.

     4. CSI Responsibilities. CSI agrees to undertake the following responsibilities to support Contractor's performance of the Services:

          (a) Act in the capacity of general contractor under each Contract and provide overall Project management and responsibility for all other subcontractors on the Project to ensure their timely delivery of services as follows:

               (i) As general contractor, CSI will be lead negotiator with the SAS, the States and retailers. CSI will invite support and participation from Contractor in all negotiations and meetings with the SAS and the States concerning the Services.

               (ii) Except to the extent otherwise provided in this Agreement, CSI is responsible for the schedule, approach, documentation, and correspondence to retailers in the States. CSI will be responsible for its other subcontractors meeting the retail installation schedule contained in the Work Plan. Contractor will be included, as necessary, in all retailer meetings with CSI or its other subcontractors.

               (iii) CSI is responsible for service planning for retail installation.

               (iv) CSI will develop a retailer agreement, in consultation with the Contractor and its other subcontractors, for use in the States and will maintain all retailer contracts for the States.

               (v) CSI is responsible for all third party processor and regional network agreements, which will be developed by CSI, with the assistance of Contractor, as requested by CSI, and held by CSI.

               (vi) CSI is responsible for client training, including approval of the schedule, approach, documentation and correspondence used for recipient training, both in-person and mail training, and ensuring coordination with the retailer installation schedule. Contractor will acquire from the States the necessary data in form and format to set up recipients for training, and training of state and local personnel in the States.

          (b) Provide contractual interface with the States. CSI shall confer with Contractor on all matters which directly and/or materially affect Contractor's performance or costs and shall formalize in a jointly signed writing CSI's and Contractor's understanding prior to entering into any agreement with any State for changes in Project scope, deliverables, due dates, schedules, fees, costs, or Contractor responsibilities.

          (c) Provide and manage all other services to be provided under the Contract, except as specifically delegated to Contractor hereunder.


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          (d) Confer with Contractor and negotiate, as necessary, an amendment to this Agreement reflecting changes in Project scope, deliverables, due dates, schedules, fees, costs, or Contractor responsibilities hereunder in the event that any State desires to effect any changes that affect Contractor's performance or cost under this Agreement.

          (e) With respect to WIC, CSI, for Florida, Georgia and North Carolina, will develop systems requirements and will manage its own system development and implementation. CSI will be responsible for WIC retailer participation unless subcontracted to Contractor in the States where Contractor's system is utilized.

          (f) The interface from CSI to CSI's designated switch will be EBT ISO 8583 as published by ANSI.

          (g) With respect to card services:

               (i) CSI will produce all cards for the SAS. CSI will be responsible for the distribution of all cards and PINs, which PINs for the States will be generated by Contractor in accordance with the Project Plan.

               (ii) Each State will have a separate BIN for state and for federal programs.

               (iii) CSI will assist the States and Contractor in applying for the BIN numbers.

               (iv) CSI will confer with Contractor regarding any Merchant or State help desk related issues that are outside Contractor's required scope of work.

          (h) Take lead responsibility for conferring with the SAS Management Council and include Contractor in all such meetings or discussions, as practicable.

          (i) Take lead responsibility for interface with federal agencies (FMS, FNS, ACF). Problems with federal cooperation will be handled by State Project Directors and escalated to the CSI SAS Project Director when necessary. Unless prohibited by the Contract or federal law or law of the applicable State, the contents of all written or verbal communications from FMS or the States to CSI that are directly related to or affect the Project for the States will promptly be made known to Contractor.

          (j) CSI will develop, with participation from Contractor, and execute a strategy to obtain participation from banks, networks, third party processors, and merchant processors. CSI will negotiate all agreements with third parties, networks and other parties, as may be required, for interoperability between projects. In its EFT Network Agreement, CSI will:

               (i) Require that all EFT networks bill CSI on a monthly basis by BIN number for ATM/POS transactions during the prior month.

               (ii) Reimburse all EFT networks under contract for ATM/POS interchange and switch fees for the month.

               (iii) Provide Contractor with supporting documentation by BIN for the expenses.

          (k) CSI shall assist Contractor in acquiring authorized retailer information from FNS for CSI's designated switch data base loading.

          (l) Cause its designated switch to be connected with all third party processors, networks, merchant processors and all other parties desiring authorization of Project transactions and routing of non-Project transactions to the appropriate party for authorization in accordance with the Quest Rules. CSI shall cause its designated switch to route to Contractor transactions for Alabama, Arkansas, Kentucky, Missouri and Tennessee for authorization. CSI shall be responsible for the settlement of all CSI host


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     processor transactions processed through its designated switch. The responsibilities of the parties when CSI chooses a designated switch provider other than Contractor are contained in Paragraph 2(n) of this Agreement.

          (m) CSI shall comply with the Quest Rules with respect to transactions routed to Contractor for authorization. CSI shall enter into agreements with its affiliates to serve as issuer pursuant to the Quest Rules with respect to transactions processed by Contractor pursuant hereto.

     5. Term of Agreement. This Agreement becomes effective upon execution and delivery by CSI and Contractor as of the Effective Date first written above (the "Effective Date") and shall continue in effect for the initial term of the Contract, and, subject to Section 6 (h) below, through the term of any properly exercised renewal options in the Contract, which shall be limited to those extensions or renewals of any Contract beyond such Contract's initial term that are at the sole option of the State and on exactly the same terms and conditions as in effect during such initial term, except as may be modified by an amendment to such Contract and agreed to by the Contractor pursuant hereto or as otherwise agreed by the parties pursuant to this Agreement. Unless expressly agreed by the parties hereto in writing, this Agreement shall have no force or effect beyond the term set forth above or with respect to any re-bidding of any Contract and neither party shall have any obligation to acquire or provide the services covered by this Agreement with respect to a State beyond such term or on a re-bid. In the event that the Contract contains an extension or renewal term upon exercise of a mutual option and Contractor elects not to continue to perform the services hereunder upon the exercise of such option, Contractor shall transition such services to CSI upon the expiration of the term of the Contract and Contractor shall bear at its own expense all of its costs related to the transition of services to CSI.

     6. Payment.

          (a) Within ten (10) days of the Execution Date (as defined below) of this Agreement, Contractor shall pay to CSI in immediately available funds the amount of $4,000,000. Upon the first and second anniversary of the Execution Date, Contractor shall pay to CSI on each such date in immediately available funds the amount of $1,000,000 (two additional payments of one million dollars each). Upon receipt of the initial $4,000,000 payment, in accordance with the foregoing, CSI shall recalculate the fees paid by CSI to Contractor for services performed by Contractor from the Effective Date through the date of execution of this Agreement by both parties ("Execution Date"), using the fees set forth in Attachment B of this Agreement. Within thirty (30) days of the Execution Date, CSI shall pay to Contractor in immediately available funds the difference between the fees paid by CSI to Contractor prior to the Execution Date and the fees payable to the Contractor as calculated in accordance with Attachment B hereto.

               (i) During the period between the Effective Date and the Execution Date, Contractor and CSI have engaged in a dispute over the existence and terms of any contract between them related to the relationship to be encompassed by this Agreement. During the dispute, Contractor and CSI provided services to the States referred to in this Agreement. The provision of services to the States caused additional dispute between Contractor and CSI concerning the basis for and the amount of compensation to which each party was entitled for the services provided to the States. Contractor and CSI have agreed to resolve their differences and settle their disputes by executing this Agreement. All rights that Contractor and CSI may have had to payment of money or any other remedy arising from their disputes existing between the Effective Date and the Execution Date relating to the services and disputes described in this paragraph are merged into this Agreement and by the execution of this Agreement and the payments described in paragraph 6(a) above. Contractor and CSI agree that they have been fully compensated and paid for these claims and disputes, except as indicated below. In consideration of and subject to the complete satisfaction of the respective obligations of the parties under this Section 6(a), both Contractor and CSI (each, a "Releasing Party") hereby fully, freely, completely and absolutely releases and forever discharges the other party and the other party's parents, subsidiaries and affiliates, the present, former and future officers, directors, agents, employees and stockholders of those entities, and such persons' heirs, executors, administrators and assigns (collectively, the "Released Party"), of and from any and all claims, suits, charges, demands, causes of action, expenses, injuries, costs, losses, debts, or damages of any kind, whether known

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          or unknown ("Claim"), which the Releasing Party now has, could have, or ever has had against Released Party arising from or in any way related to any dispute between the parties described in this paragraph for the period from the Effective Date through and including the Execution Date, except for (a) Claims related to ACH transmission services; (b) Claims to the extent caused by and to the extent attributable to fraud of the Released Party; or (c) Claims by a State related to the performance of either party from the Effective Date to the Execution Date.

          (b) From and after the Execution Date, in exchange for its performance of the Services, Contractor shall be entitled to receive fees as described in Attachment B. The compensation paid to Contractor shall be adjusted pursuant to change orders as agreed between the parties in accordance with
     Section 21 hereof. Payment shall be made monthly the later of (i) within thirty (30) days following receipt of an invoice(s) from Contractor with necessary supporting documentation or (ii) within ten (10) business days after receipt of payment by CSI from the State. In the event that CSI fails to timely pay Contractor following receipt of funds from the State or fails to bill the State within fifteen (15) days following receipt of Contractor's invoice, Contractor shall be entitled to payment of interest on the outstanding balance for the period of the delay by CSI (i) in paying Contractor following receipt of payment from the State or (ii) in submitting an invoice for payment at an annual rate equal to the reference rate of Citibank, N.A. (New York) for loans to its large corporate customers plus one per cent. Delay in submitting an invoice shall be the period from fifteen days after CSI receives an invoice from Contractor in the correct format for a State to the date upon which CSI submits the invoice to the State in the correct format for such State.

          (c) Contractor shall ensure that all invoices submitted hereunder are for the correct amounts in format as agreed by the parties and, in the event of any error, shall be solely responsible for reimbursing the State through CSI in the amount of such error and for any penalties incurred thereby. CSI will bill States within ten (10) working days following receipt of Contractor's invoice for Services hereunder for the immediately preceding period or such other period for which payment is then due. Any late payment penalties incurred by and paid to CSI by the State will be passed onto Contractor to the extent Contractor's payment is delayed.

          (d) CSI may deduct from payment to Contractor amounts reflecting liquidated damages, costs, penalties or adjustments attributable to Contractor that are collected by the State after exhaustion of Contractor's administrative remedies or withheld by the State prior to any administrative remedy; provided that in the event that the State withholds from payment any amounts claimed as liquidated damages, penalties or adjustments attributable to Contractor prior to the exhaustion of administrative or judicial remedies, CSI will take all necessary steps to obtain payment from the State in accordance with Section 22 hereof.

          (e) Notwithstanding (b) above, if funds are withheld by any State due to actions by CSI or any subcontractor other than Contractor, Contractor will be paid in full within thirty (30) days of receipt of the invoice from Contractor. If a State withholds payment of funds due to a dispute involving Contractor's service, Contractor will be paid in full for services not in dispute to the extent payment of funds for those services are not also withheld by the State, and CSI will take all necessary steps to obtain payment for Services not in dispute.

          (f) In the event of a dispute between CSI and Contractor, CSI will pay Contractor all amounts and for all Services not in dispute.

          (g) Contractor shall be responsible for all sales and use taxes imposed in connection with the Services.

          (h) From and after the Execution Date, CSI agrees that in the event that (a) CSI initiates a claim with any State for pricing improvements relative to the Services provided by Deluxe to such State, CSI agrees that CSI shall seek Deluxe's input for such claim and shall use its best efforts to obtain pricing improvements for the benefit of Deluxe and (b) for renewal or extension of a Contract, CSI is offered by a State pricing improvements relative to the Services provided by Deluxe to such State, CSI agrees to offer Deluxe a pricing improvement for any such renewal or extension. Should the State request any change in

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     Services for such renewal or extension, pricing improvements offered Deluxe will conform to Section 21 (b) hereof. Deluxe agrees that it will share the expense of any such claim (outside counsel fees and costs and CSI's out-of-pocket expenses) on a proportionate basis.


     7. Proprietary Information.

          (a) Confidential Information of the Parties. The parties acknowledge that all information, including software described in paragraph 7(b), regarding a party or its affiliates (the "Disclosing Party") provided to the other (the "Receiving Party") and identified by the Disclosing Party to the Receiving Party as confidential in connection with this Agreement is commercially valuable, proprietary information of the Disclosing Party. This expressly includes copyrighted material, such as functional design documents, and retailer and other training or informational manuals, videos and other materials. Any such copyrighted information may be used by the other party for the SAS, NCS (Northeast Coalition of States) EBT project or WSEA (Western States EBT Alliance) EBT project, provided that the Disclosing Party's copyright notice be included with any such use and the Receiving Party identify that such is "used with permission". If portions of copyrighted information are used in a new document created by the Receiving Party, the portions used must be identified and acknowledged as "used with permission". Under no circumstances will any existing information be "jointly copyrighted" without the express written agreement of the Disclosing Party. The Receiving Party acquires no ownership rights to such information under this Agreement. The Receiving Party further acknowledges that such information is CONFIDENTIAL AND PROPRIETARY INFORMATION disclosed to the Receiving Party on a confidential basis to be used only as may be expressly permitted by the terms and conditions of this Agreement. The Receiving Party further agrees that it shall not, before or at any time after the termination of this Agreement, disclose or negligently cause the disclosure of any information to any other person (to include local, county, state or federal government), firm, organization or employee. As against any third party, the Receiving Party agrees to cooperate with the Disclosing Party in the event of any litigation concerning the Disclosing Party's confidential and proprietary information provided to the Receiving Party under this Agreement. Neither the Receiving Party nor a State may obtain rights in CONFIDENTIAL AND PROPRIETARY INFORMATION under the provisions of Sections 23(f) or 8(a) of this Agreement or any provision of the Contract. Any such information in the Receiving Party's possession at the termination of this Agreement shall be returned or destroyed upon the Disclosing Party's request, which identifies the information to be returned or destroyed with reasonable specificity and the Receiving Party's right to use such information shall be terminated subject to any State's right under its Contract.

          (b) Confidential Information of Others. The parties further acknowledge that in order for Contractor to perform the Services it may be necessary to disclose certain computer software developed by Contractor or CSI ("Proprietary Software") or licensed to CSI or Contractor ("Licensed Software") and printed material in support of the Proprietary Software and the Licensed Software. Therefore, the parties acknowledge that the Proprietary Software (specifically including, but not limited to, the design, architectural programming techniques, source code and documentation thereof) and the Licensed Software is CONFIDENTIAL AND PROPRIETARY INFORMATION AND A TRADE SECRET which may be disclosed solely for the purpose of enabling Contractor to perform the Services under this Agreement; that the parties shall not reveal to any third party any information regarding the Proprietary or the Licensed Software; that the Proprietary Software and the Licensed Software shall be disclosed by the parties to their respective officers, agents, employees and subcontractors only on a "need to know" basis, provided that such individuals have agreed in writing to maintain the confidentiality of the Proprietary Software or the Licensed Software and other confidential and proprietary information disclosed or developed hereunder; and that the parties shall secure and protect the Proprietary Software and the Licensed Software with the same degree of care as would be appropriate to secure and protect their own confidential and proprietary information. Upon its discovery of any unauthorized possession, use or knowledge of the Proprietary Software or the Licensed Software, the party shall immediately notify the other party of the same. The parties shall fully cooperate, at their own expense, to regain possession or prevent further unauthorized use of the Proprietary Software or the Licensed Software and to obtain redress for injury caused by any such unauthorized possession or use.

          (c) Confidentiality of Agreement. The parties acknowledge that the disclosure of the terms and conditions of this Agreement may be required by a governmental agency or entity in connection with a prospective or actual government contract. Except as so required or as otherwise required by order of a court of competent jurisdiction, the parties agree to keep the terms and conditions of this Agreement confidential.

          (d) General Confidentiality Obligations. In addition to the foregoing confidentiality obligations, Contractor, CSI, Citibank, Citicorp or its subsidiaries or affiliates, their officers, agents and employees, and subcontractors, shall treat all information which may be obtained by or through their performance under this Agreement, as confidential information to the extent required by the laws of the United States and the laws of the state wherefrom such information was received, and any regulations promulgated thereunder. Without limiting the generality of the foregoing, the parties agree as follows:

               (i) Individually identifiable information relating to any eligible recipients or providers of government benefits shall be held confidential and shall not be disclosed by Contractor, its officers, agents and employees or subcontractors, to anyone other than CSI.

               (ii) The use of information obtained by Contractor, in the performance of its duties under this Agreement shall be limited to purposes directly connected with such duties.

               (iii) Contractor shall promptly advise CSI of all requests (other than from an authorized State agency) for information described in subsection (i).

               (iv) Contractor and CSI shall be responsible for assuring that any agreement between it and any of its officers, agents and employees or subcontractors contains a provision which conforms to the provisions of Section 7(d).

          (e) Remedy for Unlawful Disclosure. Each party shall have all rights at law or in equity (including injunctive relief without the necessity of posting bond) to enforce the provisions of this Section 7 including the right to recover reasonable attorney's fees, costs, and necessary disbursements from the other party in addition to any other relief to which it may be entitled.

          (f) Separate Agreements. The provisions of this Section 7 shall be construed as an agreement independent of any other provision of this Agreement, and the provisions of this Section 7 shall be considered a separate, irrevocable agreement surviving termination of the other terms and provisions of this Agreement.

     8. Ownership of Work Product.

          (a) Contractor acknowledges that, subject to Section 7, Proprietary Information, work prepared by Contractor out of funds authorized and appropriated by the State or federal government in connection with this Agreement shall be subject to the terms and conditions of the Contract.

          (b) Contractor shall execute and deliver to CSI such instruments of transfer and take such other action that CSI reasonably requests, including, without limitation, executing and filing, at CSI's expense, patent or copyright applications, assignments and other documents required for the protection of a right of any State to any materials described in the foregoing paragraph arising under the Contract.

          (c) As may be required by the Contract, Contractor shall identify to CSI all software products, programs, or material to be used in its performance hereunder. If such identification is not required by the Contract, all software products, programs and/or materials provided by Contractor shall be deemed proprietary to Contractor, unless otherwise agreed in writing. Contractor will be solely responsible for all costs and expenses incurred in the defense of any claim by the State of ownership or other interest in Contractor's software products, programs or materials.

     9. Records Retention; Audit.

          (a) Contractor and CSI agree (i) to maintain all books, records and documents relating to this Agreement and the Contracts to support that the Services are being provided and that fees earned are in accordance herewith and the Contracts and (ii) to preserve such records during the course of this Agreement and for a period of six (6) years following termination of this Agreement or the Contracts, whichever is later, or for such additional period as applicable regulations may require. Records involving matters in litigation will be kept for a period of not less than three (3) years following the termination of the litigation. Copies of any documents in media other than paper (e.g. microfilm, etc.) related to this Agreement may be substituted for the originals to the extent permitted under applicable law and provided that legible paper copies can be reproduced within a reasonable time following written notice.

          (b) Contractor agrees to promptly make such records available for audit upon request by representatives of a State, or other authorized State or Federal government agency during normal business hours for the performance of financial or performance audits, if deemed necessary. To assure compliance with this Agreement, CSI, the State, or other authorized State or Federal governmental agency, will at all times, upon reasonable advance notice, except in the case of suspected fraud or other criminal activity, have the right to enter, during normal business hours, Contractor's premises to inspect or evaluate any work performed under this Agreement, or to obtain any other information required to be provided by Contractor or otherwise related to this Agreement.

          (c) In addition to the foregoing, Contractor shall ensure that audits are regularly performed, but in any event, not less than annually, by an independent auditor and conducted in accordance with the American Institute of Certified Public Accountants' Statement on Auditing Standards No. 70 and shall be of a scope reasonably acceptable to CSI. Contractor shall make such reports available to CSI within thirty (30) days of its receipt. In the event that any audit is other than unqualified, Contractor shall submit to CSI a plan describing what actions Contractor will undertake to correct the situation that caused the auditor to submit a qualified report, a timetable for correcting the situation, and a process for monitoring compliance with the timetable.

          (d) Contractor and CSI agree to promptly make relevant records available for audit upon reasonable prior request to verify performance of obligations hereunder.

     10. Independent Contractor Relationship.

          (a) Contractor shall perform all Services hereunder as an independent contractor, and nothing contained herein shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or employer and employee between the parties hereto or any parents, affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. Each party agrees that it will not hold itself out as an affiliate of or partner, joint venturer, co-principal or co-employer of the other, or any of its parents, subsidiaries or affiliates by reason of this Agreement and that the party will not knowingly permit any of its employees, agents or representatives to hold themselves out as, or claim to be, officers or employees of the other, or any of its parents, subsidiaries or affiliates by reason of this Agreement.

          (b) Apart from the payment of the agreed-upon fees described in Attachment B, CSI is not responsible for any other compensation, nor for employee benefits and/or matters relating thereto respecting Contractor or Contractor employees or Contractor's subcontractors providing Services hereunder (including but not limited to the withholding and/or payment of all federal, state and local income and other payroll taxes), nor for worker's compensation, disability benefits and all such additional legal requirements of like nature. CSI shall have no obligation to secure or maintain applicable worker's compensation insurance or employer's liability and disability insurance with regard to Contractor employees or Contractor's subcontractors providing Services hereunder.

     11. Limitation of Liability.

          (a) Force Majeure. The performance by either party of any obligation hereunder shall be excused if such failure to perform is caused by any event or circumstance beyond such party's reasonable control or not reasonably foreseeable, and such party will not be deemed to be in default and will not be responsible or liable for any loss or other damages, liquidated or unliquidated, for the delay or failure in performance under this Agreement directly or indirectly due to any such excused performance. Notwithstanding the foregoing, such party shall use its best efforts to perform during the period of such event or circumstance, and in any event shall promptly perform upon the cessation of such event or circumstance. Notwithstanding anything herein to the contrary, this Section shall be interpreted in a manner consistent with the provisions of any force majeure or similar clause in the Contract.

          (b) EXCLUSION OF DAMAGES. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     12. Warranties and Indemnification.

          (a) Contractor warrants that it will perform the Services in a professional and workmanlike manner. Contractor further warrants that any data, information or materials that Contractor prepares for or delivers to CSI or State shall not infringe the trademark, copyright, patent or trade secret rights of any third parties, except to the extent such data, information or materials are based upon data, information or materials supplied by CSI or the State. THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, IN FACT, WITH RESPECT TO THE SERVICES ARISING BY OPERATION OF LAW OR OTHERWISE.

          (b) Contractor hereby certifies that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal or State agency.

          (c) Each party shall indemnify and hold the other harmless from all claims, defense costs and judgments, and defaults under agreements with governmental entities or agencies for the providing of benefit processing services arising out of, or on account of, a contention that any materials delivered by such party to the other or State (except for materials based primarily on data or information provided by such party) infringes the trademark, copyright, patent or trade secret rights of such third parties.

          (d) Each party shall indemnify and hold the other harmless from all claims, defense costs and judgments arising out of, or in connection with its provision of Services under this Agreement, to the extent arising out of, or in connection with, the acts or omissions of its employees, agents or subcontractors, including without limitation, any claims arising from such party's acts or omissions in the authorization of benefits issuance, except to the extent arising out of the other party's gross negligence or willful misconduct.

          (e) Each party shall indemnify and hold the other harmless from all material increases in costs and expenses arising out of, or in connection with its performance under this Agreement to the extent arising out of, or in connection with the indemnifying party's failure to promptly perform any of its obligations hereunder when such failure to promptly perform is not excused by reason of force majeure.

          (f) CSI and Contractor each represent and warrant that it has full right, power and authority to execute, deliver and perform its obligations under this Agreement, and that its rights and obligations under this Agreement are not in conflict with its rights and obligations under any other pre-existing agreement(s) or instrument(s) nor do the parties undertaking and acceptance of the rights and obligations herein cause the parties to breach any obligations it may have under any other agreement(s) or instrument(s) to which it is a party.

     13. Insurance. Contractor shall maintain, throughout the performance of its obligations under this Agreement, a policy of worker's compensation insurance with coverage limits in the amount as may be required by the law of the State in which the Services are to be performed. Contractor further agrees to maintain general liability insurance, naming CSI as an additional party insured, providing coverage against liability for bodily injury, death and property damage in the amount of $1,000,000, which may arise out of or is based upon any act or omission of Contractor or any of its employee(s), agent(s) or subcontractor(s) under this Agreement. Upon written request, Contractor shall promptly provide certificate(s) from its insurers indicating the amount of insurance coverage, nature of such coverage and expiration date(s) of each applicable policy.

     14. Staff and Facilities.

          (a) Contractor represents, warrants and covenants that all persons assigned by Contractor to provide Services are and shall be at all relevant times employees of Contractor or independent contractors who have effectively assigned all intellectual property rights in work product to Contractor, and that it maintain sufficient personnel to perform all Services required hereunder in a timely and professional manner. Contractor may substitute key Project personnel, only upon prior approval of CSI. Prior approval may not be unreasonably withheld, and prior approval must be consistent with the procedures for substitution in the Contract.

          (b) Contractor will designate one or more managers of the Project who will be responsible for managing and coordinating all Contractor activities with CSI. The Contractor Project Director(s) or other Contractor designated representative(s) will participate in the Project status meetings of the States or other related State meetings.

          (c) CSI will select a state project manager for each state after consultation with Contractor. The state project managers will be CSI employees or subcontractors and will be the single point of contact with the State. Contractor shall keep the CSI state project manager advised of ongoing Project implementation and management.

          (d) CSI will provide office space, including telephone, utilities, supplies, furniture, and equipment, and an office manager or clerical staff in each State, if required by the Contract.

     15. Right to Hire. CSI and Contractor shall not, directly or indirectly, hire or solicit for employment, for itself or for any other affiliated or related person or entity engaged in providing services similar to those contemplated under this Agreement, personnel employed by the other or any subcontractor engaged under the Contract in connection with the provision of EBT services within one (1) year of the date on which such person's employment was terminated for any reason; provided that, in the event that this Agreement has been terminated as it pertains to a State for Contractor's default, CSI shall be permitted to offer employment to any person on the staff of Contractor provided such person was delivering services under this Agreement only for the State in which Contractor is in default and is to perform Services for the State in which Contractor is in default.

     16. Non-Discrimination. Contractor agrees that this Agreement is subject to applicable laws, regulations and executive orders relating to equal opportunity and nondiscrimination in employment. Neither Contractor nor its agents(s) and/or subcontractor(s) shall discriminate in its employment practices against any person by reason of race, religion, color, sex or national origin or other classification prohibited by law. Contractor agrees to comply and to cause its agent(s) and/or subcontractors to comply with the provisions of said laws, orders and regulations, as well as other laws, orders and regulations relating to the employment of the handicapped, the employment of veterans, and the use of minority business enterprises, to the extent any such laws, orders and regulations are applicable in the performance of their work or furnishing of Services hereunder. For the purpose of this Agreement, the provisions of such laws, orders and regulations shall be deemed an integral part of this Agreement to the same extent as if they were written at length herein.

     17. Compliance with Applicable Law. Each party agrees that it will comply with all applicable federal, state, county and local laws, ordinances, regulations and codes in the performance of its obligations under this Agreement, including the procurement of permits and certificates where required.

     18. Non-Subornation. Each party agrees that in the performance of its obligations under this Agreement, it will not make or offer to make any payment to, or confer or offer any benefit upon, any employee, agent or fiduciary of any third party, with the intent to influence the conduct of such employee, agent or fiduciary in relation to the business of such third party, in connection with this Agreement.

     19. Publicity. During the term of this Agreement and prior to publication, Contractor will provide CSI an opportunity to review and comment on any sales or marketing publication or advertisement that publicizes or otherwise promotes Contractor's delivery of services under this Agreement. CSI agrees to promptly review such material upon submission and provide its comments to Contractor. This Section shall not apply to any documents or oral responses provided in response to a Request for Proposal or other solicitation issued by a government agency or commercial concern. Notwithstanding the foregoing, Contractor shall not use, and shall keep its employee(s), agent(s) and/or subcontractor(s) from using, the name of CSI, Citibank, Citicorp or its subsidiaries or affiliates in any such response, without the prior written consent of CSI other than identification of any of them in their capacity with respect to a project and CSI, Citibank, Citicorp and its subsidiaries and affiliates shall not use, and shall keep its employees, agents and subcontractors from using the name of Contractor, Deluxe Corporation or its subsidiaries or affiliates in any such response, without the prior written consent of Contractor other than identification of any of them in their capacity with respect to a project.

     20. Notice. All notices and other communications hereunder shall be in writing, except as herein specifically provided, and shall be deemed to have been given when mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or recognized overnight courier, to the intended recipient thereof at its address shown hereinabove or to such other address as the intended recipient may specify in a notice pursuant to this
Section 20.

     21. Changes.

          (a) CSI may, at any time, by notice to Contractor, request changes in the scope of this Agreement. If any such change causes an increase or decrease in the cost of performance of this Agreement, the costs for such changes will be negotiated with Contractor on an individual task basis. For all change orders requested under this Section 21, the Contractor will respond to all such requests on a formal basis, including in its response, a recitation of the services to be provided (including all services reasonably necessary to properly perform the services), and a pricing proposal consistent with Contractor's commercial practices. Contractor has the right to decline any request for change that Contractor determines in its reasonable opinion is not technically or commercially feasible. Upon CSI's written request, Contractor shall provide reasonable evidence that any service proposed by Contractor pursuant to this Section is being offered on a basis consistent with Contractor's commercial practices.

          (b) In the event that a State requests a change or change order affecting the scope of Contractor's performance of services hereunder, Contractor shall prepare all necessary documentation, including pricing, to support the change or change order requested by the State for approval and submission by the CSI SAS Project Director, which approval will not be unreasonably withheld. Prior to submission to the State, CSI and Contractor shall agree to the change or change order, including performance and payment terms, in accordance with this Section 21. In the event that the change or change order is accepted by the State, the Contractor shall perform the required services and be compensated therefor as agreed between CSI and Contractor. Unless otherwise expressly agreed upon in writing by Contractor, in no event shall CSI present to a State any change order information provided by Contractor to CSI hereunder in the format provided by Contractor to CSI or in any form, format or context that would suggest to the State that the information was provided by Contractor.

          (c) Should Federal, State or County laws or regulations, including amendments to Title 7 of the Code of Federal Regulations, or the Quest Operating Rules represent a change in scope of performance, the parties will negotiate an amendment to this Agreement providing for an equitable adjustment of the Agreement. If the parties cannot agree to an equitable adjustment of this Agreement, then the Contractor may, at its option, and with one hundred eighty (180) days prior notice to CSI, terminate this Agreement.

          (d) Nothing in this Agreement shall be deemed to require Contractor to bear the cost of changes in scope of performance without an equitable adjustment of this Agreement.

     22. Interpretations and Disputes.

          (a) Interpretations. Contractor shall promptly notify the CSI SAS Project Director in the event of any conflict or any event that could detrimentally affect Contractor's ability to perform as contemplated hereby. In the absence of any State interpretation, the CSI SAS Project Director's reasonable interpretation of the scope of work shall govern. In the event that any portion of the Contractor's work is the subject of a State interpretation, the State interpretation shall control, subject to rights of appeal. CSI shall negotiate in good faith with the State on behalf of the Contractor. Contractor may use the dispute process described in Section 22(b)-(d) to resolve Contractor disagreements with a CSI interpretation of the Contract.

          (b) Disputes. The parties will act in good faith and in the best interests of the Project as it is defined in the Contract in attempting to resolve any disputes or differences of opinion that may arise during the term of this Agreement. Should the parties not be able to resolve a conflict through informal discussions, either party may by notice to the other request resolution of the dispute by reference to the procedure as follows. Within fifteen (15) business days of the notice one representative from CSI and Contractor with management-level authority to bind the respective parties shall meet to consider the dispute. The representatives shall complete their consideration of the dispute within ten (10) business days or such further time as is mutually agreed. In the event that the dispute cannot be resolved at this level within such period, the parties may present the dispute to a committee comprised of one representative of each party at the next senior level for resolution within five business days. In the event that the dispute cannot be resolved at the next senior level in such period, the parties may seek resolution through arbitration as hereinafter provided.

          (c) Arbitration. Any controversy or claim, whether such claim sounds in contract, tort or otherwise, arising out of or relating to this Agreement, after good-faith negotiations in an attempt to resolve any such controversy or claim and, if necessary reference to the higher management of the parties as provided in subsection (b) hereof, shall at the request of either party be resolved by a de novo review of the dispute in accordance with Title 9 of the United States Code and the then-current Commercial Arbitration Rules of the American Arbitration Association, by a sole arbitrator. In the event of any inconsistency between such rules and the arbitration provisions of this Agreement, these provisions shall supersede such rules. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Chicago, Illinois. The arbitrator shall give effect to all statutes of limitation which would otherwise be applicable under this Agreement. At any time prior to arbitration, the parties may, without waiving or otherwise affecting their rights to request arbitration as provided above, agree to submit any controversy to mediation. Such mediation shall be governed by the then-current American Arbitration Association's Commercial Mediation Rules. All expenses and American Arbitration Association fees for any arbitration or mediation shall be borne by the parties equally. Each party shall bear the expenses of its own counsel, experts, witnesses, and preparation and presentation of proof. Notwithstanding the foregoing, the arbitrator, at his sole and absolute discretion, shall have the authority to award the prevailing party expenses and reasonable attorneys' fees. In any and all arbitration proceedings, the arbitrator shall not have the power or authority to award punitive damages to any party.

          (d) Appeal of Dispute with State. Disputes between Contractor and the State will be resolved, to the extent permitted thereby, by the disputes process in the Contract. If State law or the Contract preclude Contractor from filing a dispute directly with the State, CSI will file such dispute in CSI's name on behalf of Contractor without cost to CSI.

     23. Termination.

          (a) Termination for Convenience of the State. In the event that a State elects to terminate at its convenience or for reasons other than cause permitted by the Contract under the provisions therein, CSI and Contractor shall determine Contractor's reasonable costs resulting from such termination. CSI shall seek to ensure a complete recovery for Contractor of Contractor's reasonable costs or other entitlements under the provisions of the Contract; provided, however, that in the event that the amount recovered from the State is less than that estimated by CSI and Contractor, then CSI and Contractor shall negotiate an equitable allocation of the amount paid by the State for termination.

          (b) Termination for Default: Contractor. CSI may terminate this Agreement as it pertains to a State if at any time Contractor defaults in the performance of the Services for such State and fails to remedy such default as provided hereunder. In the event that the State notifies CSI that CSI is in default under the Contract, and CSI believes that such default is attributable to Contractor's performance, CSI shall provide written notice to Contractor specifying in reasonable detail why the Services performed by Contractor are not satisfactory to CSI. Contractor shall have eighty per cent (80%) of the cure period provided to CSI under the Contract to effect a cure in which to remedy Contractor's performance. In the event that the default is such that it cannot reasonably be cured within the set period contained in the Contract and the State allows CSI a reasonable period in which to cure such default so long as it promptly commences and diligently proceeds to effect such cure, then so long as Contractor promptly commences and diligently proceeds to effect such cure, then this Agreement shall continue in full force and effect. If Contractor disputes that it is in default, or disputes that it has not cured its performance within the period allotted, such dispute may be referred for resolution in accordance with the procedures in Section 22. CSI may terminate the Agreement as it pertains to the State only after Contractor and CSI have exhausted their administrative remedies within the State and as provided by Section 22 hereof, and the State has determined that Contractor and CSI are in default. The Agreement shall remain in effect for Contractor to provide the Services to any State in which Contractor is not in default. Nothing in this Agreement shall preclude Contractor from pursuing judicial or other legal remedies available to it under State or federal law.

          (c) Termination for Change in Control of Contractor. CSI may also terminate this Agreement for cause upon the acquisition of a controlling interest in the Contractor by an unrelated third party or the sale or transfer of the assets to an unrelated third party of Contractor's business necessary to provide the Services hereunder and (i) the acquirer thereof is unable to provide CSI with reasonably satisfactory assurances of its financial, professional and management ability to continue performance of this Agreement in a manner equivalent to or better than the performance of Contractor prior to the date of the intended change in control, or (ii) the acquirer is a parent, subsidiary or affiliate of any of the following:
     GTech Corporation or Transactive Corporation. In the event of any such acquisition, sale or transfer and CSI elects to terminate this Agreement, CSI shall provide not less than one hundred and eighty (180) days prior written notice of such termination to Contractor. Prior to the effective date of such termination, Contractor shall assist in the transition of delivery of Services from Contractor to CSI to the extent and in the manner as agreed by the parties prior to the commencement of such transition, but in any event Contractor shall comply with subsection 23(f) hereof. Contractor shall be compensated for such transition services at its actual and reasonable costs for providing such transition services, as agreed by the parties prior to the commencement of any such service.

          (d) Termination for Default: CSI. In the event that CSI fails to perform its obligations under this Agreement and such failure materially affects Contractor's ability to comply with its performance obligations hereunder, Contractor may declare CSI in default of this Agreement. Contractor shall provide written notice to CSI specifying the default in reasonable detail and CSI shall have thirty (30) days in which to effect a cure of its default other than for failure to make a payment hereunder (which must be cured within ten (10) days); provided that if a cure cannot reasonably be effected within such thirty (30) day period, then so long as CSI promptly commences, and diligently proceeds, to effect such cure, then this Agreement shall continue in full force and effect. If CSI fails to cure a default within a reasonable period of time, Contractor may terminate this Agreement on thirty (30) days' written notice to CSI. In addition to the foregoing, a termination of the Contract by the State for reason of default by CSI through no fault of Contractor shall constitute a material breach of this Agreement. In the event of a breach of this Agreement by CSI that does not give rise to termination, Contractor shall be entitled to claim indemnification pursuant to Section 12 hereof.


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

          (e) Effect of Termination by a State. Termination of the Contract by any State for other than default will not terminate this Agreement. Termination of the Contract by any State for reason of default by Contractor will not terminate this Agreement as to any other State except as hereinafter provided. In the event that a State terminates its Contract for other than default, Contractor will continue to perform the Services for the remainder of the States. In the event of the termination of a Contract by a State for reason of default by Contractor, CSI may terminate this Agreement for cause upon its determination that Contractor is unable to provide reasonably satisfactory assurances of its financial, professional and management ability to continue performance of this Agreement in remaining states in a manner substantially in accordance with the terms of this Agreement.

          (f) Return of State Materials. To the extent required by the Contract, and subject to Sections 7 and 8 of this Agreement, upon expiration or termination of this Agreement, all unfinished and unprocessable work, together with all finished or unfinished original documents or copies, reports or other materials, prepared by Contractor under this Agreement in performance of the Contractor's obligations arising under the Contract shall, at the option of CSI or the States, become CSI's or a State's exclusive property, whether or not in either of their possession, free from any claim or retention of right thereto on the part of Contractor, except as specifically provided herein, and shall be promptly delivered by Contractor to the requesting party. Each party shall promptly return to the other all of its property not covered by the foregoing.

     24. Miscellaneous Provisions.

          (a) Complete Agreement. This Agreement, together with any attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties, including but not limited to that certain letter agreement between the parties hereto regarding EBT Support Services, dated August 16, 1995 and accepted by Contractor on August 23, 1995. Each Attachment revised and attached to the terms of this Agreement subsequent to the Execution Date shall supersede the existing versions of such Attachment and become a part of this Agreement.

          (b) Further Assurances. Contractor and CSI each acknowledge that this Agreement may be subject to the review and approval of the State in accordance with the Contract. Contractor and CSI shall negotiate in good faith any changes in this Agreement that may be required by the State under the approval provision of the Contract or necessitated by a conflict between the terms of this Agreement and the Contract. In addition, this Agreement shall be subject to any order, decree or similar directive issued by any court of competent jurisdiction, or any agreement among the parties and any agency or instrumentality of the federal or any state government to which the parties are bound, and the failure of either party to comply with any provision of the Agreement due to compliance with any such order, decree or agreement shall not constitute a breach of this Agreement, provided that should a party to this Agreement not be a party to such order, decree or agreement, the party subject to such order, decree or agreement shall notify the other party of such order, decree or agreement as soon as practicable (including advising the other party prior to the entry of an order or decree or execution of an agreement of the substance of the proposed order, decree or agreement).

          (c) Modification. No modification, waiver or amendment of any term or condition of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives.

          (d) Assignment. This Agreement may not be assigned in whole or in part, by either party without prior written consent of the other, which consent may not be unreasonably withheld consistent with the standards set forth in Section 23(c), and the State, if so provided in the Contract. To the extent that State approval is required, consent by the State shall be deemed approval by CSI. CSI hereby reserves the right to assign this Agreement to any of its subsidiaries or affiliates. Contractor hereby reserves the right to assign this Agreement to its parent, a subsidiary or an affiliate as a part of a general assignment of the assets which comprise Contractor's government benefits business and with the consent or approval of such States as may be required.

          (e) Severability . If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall be unimpaired.

          (f) Waiver. Failure by either party at any time to require performance by the other party or to claim a breach of any term of this Agreement will not be construed as a waiver of any right under this Agreement, will not affect any subsequent breach, will not affect the effectiveness of this Agreement or any part thereof, and will not prejudice either party as regards any subsequent action.

          (g) Survival of Provisions. The terms and provisions of this Agreement that by their sense and context are intended to survive the performance or termination of this Agreement shall so survive, including without limitation the making of any and all payments due hereunder. As provided in
     Section 23, termination of the Contract by the State does not terminate the terms and provisions of this Agreement.

          (h) Section Headings. Section headings are for convenience only and shall not be considered a part of the Terms and Conditions of this Agreement.

          (i) References to States and Contract. Any reference to "State" shall mean the State of Alabama, Arkansas, Kentucky, Missouri, or Tennessee acting in its individual capacity. Any reference to "States" shall mean any or all of the five States of Kentucky, Missouri, Alabama, Tennessee and Arkansas (the "Five States"), as the context may reasonably require. Any reference to a Contact shall mean any Contract between one of the Five States and Citibank.

          (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          (k) Effective Date. This Agreement shall be effective upon its acceptance and due execution and delivery by Contractor and CSI.


     IN WITNESS WHEREOF, the parties hereto have executed this EBT Support Services Agreement on the day and year shown below in each instance.


DELUXE GOVERNMENT SERVICES, A          CITICORP SERVICES INC.
DIVISION OF EFUNDS CORPORATION



By:  /s/ Lawrence J. Mosner               By:  /s/ Mark E. MacKenzie
   -------------------------------------      ----------------------------------
      (Authorized Signature)                          (Authorized Signature)
Printed                                   Printed
Name:   Lawrence J. Mosner                Name:    Mark E. MacKenzie
     -----------------------------------        --------------------------------
Title: Vice Chairman, Deluxe Corporation  Title:   President
       ---------------------------------         -------------------------------
Date:  April 17, 2000                     Date:    April 18, 2000
       ---------------------------------        --------------------------------

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